EXHIBIT 99.2

                     UNION TEXAS PETROLEUM
                           (LETTERHEAD)

NEWS RELEASE

Contact:    Carol L. Cox
            (713) 968-2714

              UNION TEXAS PETROLEUM ANNOUNCES
               CLOSING OF SECONDARY OFFERING


     Houston, May 25, 1995 -- Union Texas Petroleum Holdings, Inc. (NYSE: UTH) announced today the closing of the secondary public offering of 11.5 million shares of the 33.3 million shares of the company's common stock owned by partnerships affiliated with Kohlberg Kravis Roberts & Co. (KKR). The shares included the exercise by the underwriters of their option to purchase in full the additional 1.5 million shares to cover over-allotments in the secondary offering at the offering price of $22.125 per share, less underwriters' discount. Union Texas did not receive any proceeds from the offering. The KKR partnerships now own approximately 25% of Union Texas' common stock outstanding. As of March 31, 1995, Union Texas had approximately 87.7 million shares of common stock outstanding.

     The shares were offered concurrently in the United States and internationally. The offering was managed by Salomon
Brothers Inc, CS First Boston Corporation, Goldman, Sachs & Co.
and Merrill Lynch & Co.

     One of the largest independent producers located in the U.S., Houston-based Union Texas Petroleum Holdings, Inc. (NYSE: UTH) explores for and produces oil and gas overseas primarily in the U.K. North Sea, Indonesia and other strategic areas. The company has petrochemical operations in Louisiana.



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